Exhibit 99.1

News Release

For Immediate Release

Novelis Reports Strong Fiscal Year 2012 Results

Company Achieves Record EBITDA per tonne for FY12

•	Net income, excluding special items, of $218 million, up 6% YoY
•	Record EBITDA per tonne of $371, up 3% YoY
•	Adjusted EBITDA of $1.053 billion, down 2% YoY
•	Record Free Cash Flow before Capex of $614 million
•	Solid Liquidity of $1.021 billion
•	Increased recycled content to 39% through global recycling investments
•	Strong long-term growth outlook supports $100 million plant investment in China

ATLANTA, May 24, 2012 – Novelis Inc., the world’s leading producer of aluminum rolled products, today reported net income attributable to its common shareholder of $63 million for fiscal 2012. Excluding tax-effected items such as the loss on assets held for sale, extinguishment of debt and restructuring charges in fiscal 2012 and 2011, net income for fiscal 2012 was $218 million, representing a 6 percent increase when compared to fiscal 2011.

“Despite economic uncertainty driving slightly lower shipments in fiscal 2012, our solid business model, good cost management and focus on premium products allowed us to report a record EBITDA per tonne of $371 for the year,” said Phil Martens, Novelis President and Chief Executive Officer.

“Our operations generated a record $600 million in cash that we used to invest in the business,” said Martens. “This is an exciting time for us. All of our major strategic expansions in Brazil, South Korea and the United States are progressing well. In addition, we recently announced our entry into China with a plant that will initially focus on automotive sheet finishing capabilities, solidifying our global automotive leadership position.”

“Throughout the year, we also invested significantly in global recycling facilities, with recycling investments in South America, Europe and a future state-of-the-art fully-integrated recycling system in Germany. Not only will these facilities ensure metal supply but they also reduce our overall cost base and ensure significant progress towards our goal of achieving 80 percent recycled content in our products by 2020.”

The Company noted a number of significant accomplishments in fiscal 2012:

•	Record free cash flow before capex of $614 million.
•	Record investment in the business of $516 million, primarily geared at major global expansion projects and key product segments of can, automotive, electronics and high-end specialties.
•	Continued optimization of the Company’s footprint which will improve its competitive position, including the divesture of three foil plants in Europe and closure of an aluminum sheet mill in Canada.

•

Invested in major recycling initiatives in all four operating regions, including advanced equipment and technology to process diversified scrap inputs, which will enable the Company to achieve recycled content of 50 percent in its products by 2015.

•

Committed $100 million to build a plant in China, geared initially at automotive sheet finishing capabilities. The Company continues to expect strong aluminum rolled products demand in Asia, driven primarily by China, over the next five years.

Shipments of aluminum rolled products totaled 2,838 kilotonnes for fiscal 2012 compared to shipments of 2,969 kilotonnes for fiscal 2011. The decrease in shipments was primarily a result of customer destocking due to economic uncertainty and continued weakness in the Company’s electronics business. Shipments of aluminum rolled products totaled 703 kilotonnes for the fourth quarter of fiscal 2012 compared to shipments of 771 kilotonnes in the fourth quarter of the previous year.

Net sales for fiscal 2012 were $11.1 billion, a 5 percent increase compared to the $10.6 billion reported in the same period a year ago, mainly the result of favorable conversion premiums across all regions and an increase in average aluminum prices compared to the same period last year. Net sales for the fourth quarter of fiscal 2012 were $2.6 billion, a decrease of 12 percent compared to the $3.0 billion reported in the same period a year ago, mainly the result of lower volumes and average aluminum prices compared to the same period last year.

Adjusted EBITDA for fiscal 2012 was $1,053 million, a 2 percent decrease compared to a record $1,072 million in fiscal 2011. Adjusted EBITDA for the fourth quarter of fiscal 2012 was $233 million, compared with $280 million reported in the same period of the previous year. The decrease in EBITDA for the year and quarter were primarily driven by weaker demand, partially offset by higher conversion premiums. “As expected we saw demand recovery from the third quarter and expect this trend to continue into fiscal 2013,” said Steve Fisher, Chief Financial Officer for Novelis.

(in $M)	FY12 3/31/2012	FY11 3/31/2011
Cash and cash equivalents	$317	$311
Overdrafts	—	(17)
Gross availability under the ABL facility	704	767
Total Liquidity	$1,021	$1,061

For fiscal 2012, Novelis reported solid liquidity of $1,021 million and free cash flow of $98 million. “We generated record cash flow in fiscal 2012, as a result of our strong operating results as well as our ability to react quickly in this economic environment and effectively manage our working capital, ending the year at our lowest inventory levels since 2009,” said Fisher. “Our robust cash generation allowed us to more than double our capital expenditures year-over-year. Going forward, we expect continued strong cash flow generation which will enable us to fund our strategic expansion projects across the globe.”

(in $M)	FY12 3/31/2012	FY11 3/31/2011
Free Cash Flow	$98	$310
Capex	516	234
Free Cash Flow before Capex	$614	$544

Business Outlook

The Company continues to see a market recovery going forward and as a result expects fiscal 2013 Adjusted EBITDA to be above fiscal 2012 levels of $1.05 billion. In addition, it expects fiscal 2013 free cash flow before capital expenditures to be between $600-700 million and capital expenditures of approximately $650-700 million primarily focused on its global expansion projects in Brazil, South Korea, China and the United States.

Annual Report on Form 10-K

The results described in this press release have been reported in detail on the Company’s Form 10-K on file with the SEC, and investors are directed to that document for a complete explanation of the Company’s financial position and results through March 31, 2012. The Novelis Form 10-K and other SEC filings are available for review on the Company’s website at www.novelis.com.

Fourth Quarter & Fiscal 2012 Earnings Conference Call

Novelis will discuss its fourth quarter and fiscal 2012 results via a live webcast and conference call for investors at 9:00 a.m. ET on Thursday, May 24, 2012. Participants may access the webcast at https://cc.callinfo.com/r/13a9zldcifocb. To join by telephone, dial toll-free in North America at 800 926 7535, India toll-free at 0008001007108 or the international toll line at +1 212 231 2935. Access information may also be found at www.novelis.com/investors.

About Novelis

Novelis Inc. is the global leader in aluminum rolled products and aluminum can recycling. The Company operates in 11 countries, has approximately 11,600 employees and reported revenue of $11 billion in fiscal year 2012. Novelis supplies premium aluminum sheet and foil products to automotive, transportation, packaging, construction, industrial, electronics and printing markets throughout North America, Europe, Asia, and South America. Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia’s largest integrated producers of aluminum and a leading copper producer. Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, please visit www.novelis.com.

Non-GAAP Financial Measures

This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We think that these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA and Free Cash Flow.

Forward-Looking Statements

Statements made in this news release which describe Novelis’ intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” or similar expressions. Examples of forward-looking statements in this news release include our expectations for free cash flow generation and our projected capital expenditures through the end of the fiscal year. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis’ actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our metal hedging activities, including our internal used beverage cans (UBCs) and smelter hedges; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; the impact of restructuring efforts in the future; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; changes in the fair value of derivative instruments; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our principal credit agreement and other financing agreements; the effect of taxes and changes in tax rates; our indebtedness and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors included under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012 are specifically incorporated by reference into this news release.

Media Contact:	Investor Contact:
Charles Belbin	Isabel Janci
+1 404 760 4120	+1 404 760 4164
charles.belbin@novelis.com	isabel.janci@novelis.com

Novelis Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	(Unaudited) Quarter Ended March 31,		Year Ended March 31,
	2012	2011	2012	2011
Net sales	$2,608	$2,960	$11,063	$10,577

Cost of goods sold (exclusive of depreciation and amortization)	2,262	2,599	9,743	9,227
Selling, general and administrative expenses	102	103	383	375
Depreciation and amortization	80	97	329	404
Research and development expenses	10	13	44	40
Interest expense and amortization of debt issuance costs	77	82	305	207
Interest income	(4)	(3)	(15)	(13)
Loss on assets held for sale	111	—	111	—
Loss on extinguishment of debt	—	10	—	84
Restructuring charges, net	29	(1)	60	34
Equity in net loss of non-consolidated affiliates	4	1	13	12
Other (income) expenses, net	46	17	(39)	(36)

	2,717	2,918	10,934	10,334

Income (loss) before income taxes	(109)	42	129	243
Income tax provision (benefit)	(3)	(21)	39	83

Net income (loss)	(106)	63	90	160
Net income attributable to noncontrolling interests	1	13	27	44

Net income (loss) attributable to our common shareholder	$(107)	$50	$63	$116

Novelis Inc.

CONSOLIDATED BALANCE SHEETS

(In millions, except number of shares)

	March 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$317	$311
Accounts receivable, net
— third parties (net of allowances of $5 and $7 as of March 31, 2012 and 2011, respectively)	1,331	1,480
— related parties	36	28
Inventories	1,024	1,338
Prepaid expenses and other current assets	61	50
Fair value of derivative instruments	99	165
Deferred income tax assets	151	39
Assets held for sale	81	—

Total current assets	3,100	3,411
Property, plant and equipment, net	2,689	2,543
Goodwill	611	611
Intangible assets, net	678	707
Investment in and advances to non–consolidated affiliates	683	743
Fair value of derivative instruments, net of current portion	2	17
Deferred income tax assets	74	52
Other long–term assets
— third parties	168	193
— related parties	16	19

Total assets	$8,021	$8,296

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long–term debt	$23	$21
Short–term borrowings	18	17
Accounts payable
— third parties	1,245	1,378
— related parties	51	50
Fair value of derivative instruments	95	82
Accrued expenses and other current liabilities	476	568
Deferred income tax liabilities	34	43
Liabilities held for sale	57	—

Total current liabilities	1,999	2,159
Long–term debt, net of current portion	4,321	4,065
Deferred income tax liabilities	581	552
Accrued postretirement benefits	687	526
Other long–term liabilities	310	359

Total liabilities	7,898	7,661

Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of March 31, 2012 and 2011	—	—
Additional paid–in capital	1,659	1,830
Accumulated deficit	(1,379)	(1,442)
Accumulated other comprehensive (loss) income	(191)	57

Total equity of our common shareholder	89	445
Noncontrolling interests	34	190

Total equity	123	635

Total liabilities and equity	$8,021	$8,296

Novelis Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended March 31,
	2012	2011
OPERATING ACTIVITIES
Net income	$90	$160
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	329	404
Gain on unrealized derivatives and other realized derivatives in investing activities, net	(7)	(43)
Loss on assets held for sale	111	—
Loss on extinguishment of debt	—	84
Non-cash impairment charges, net	46	5
Deferred income taxes	(33)	(45)
Write-off and amortization of fair value adjustments, net	24	4
Amortization of debt issuance costs	17	9
Equity in net loss of non-consolidated affiliates	13	12
(Gain) loss on foreign exchange remeasurement on debt	13	—
(Gain) loss on sale of assets	3	(4)
Other, net	3	(7)
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from acquisitions and divestitures):
Accounts receivable	47	(295)
Inventories	214	(218)
Accounts payable	(188)	263
Other current assets	(10)	(8)
Other current liabilities	(67)	134
Other noncurrent assets	9	(6)
Other noncurrent liabilities	(58)	5

Net cash provided by operating activities	556	454

INVESTING ACTIVITIES
Capital expenditures	(516)	(234)
Proceeds from sales of assets
— third parties	12	21
— related parties	4	10
Proceeds from investment in and advances to non-consolidated affiliates, net	2	—
(Outflow) proceeds from related party loans receivable, net	(3)	(1)
(Outflow) proceeds from settlement of other undesignated derivative instruments, net	59	91

Net cash used in investing activities	(442)	(113)

FINANCING ACTIVITIES
Proceeds from issuance of debt
— third parties	271	3,985
— related parties	—	—
Principal repayments
— third parties	(22)	(2,489)
— related parties	—	—
Short-term borrowings, net	2	(56)
Return of capital to our common shareholder	—	(1,700)
Dividends, noncontrolling interest	(1)	(18)
Acquisition of noncontrolling interest in Novelis Korea, Ltd.	(344)	—
Debt issuance costs	(2)	(193)

Net cash used in financing activities	(96)	(471)

Net increase (decrease) in cash and cash equivalents	18	(130)
Effect of exchange rate changes on cash	(12)	4
Cash and cash equivalents — beginning of period	311	437

Cash and cash equivalents — end of period	$317	$311

RECONCILIATION FROM NET INCOME (LOSS) ATTRIBUTABLE TO OUR COMMON SHAREHOLDER TO ADJUSTED EBITDA

Novelis is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.

(in millions)	Quarter Ended March 31,		Year Ended March 31,
	2012	2011	2012	2011
Net income (loss) attributable to our common shareholder	$(107)	$50	$63	$116
Noncontrolling interests	(1)	(13)	(27)	(44)
Income tax (provision) benefit	3	21	(39)	(83)
Interest, net	(73)	(79)	(290)	(194)
Depreciation and amortization	(80)	(97)	(329)	(404)

EBITDA	44	218	748	841

Unrealized gain (loss) on derivatives	(23)	(27)	(62)	(64)
Realized gain on derivative instruments not included in segment income	2	1	1	5
Loss on early extinguishment of debt	—	(10)	—	(84)
Proportional consolidation	(15)	(14)	(49)	(45)
Restructuring charges, net	(29)	1	(60)	(34)
Loss on assets held for sale	(111)	—	(111)	—
Others costs, net	(13)	(13)	(24)	(9)

Adjusted EBITDA	$233	$280	$1,053	$1,072

The following table shows the free cash flow for the fiscal year ended March 31, 2012 and 2011, and the ending balances of cash and cash equivalents (in millions).

	Year Ended March 31,
	2012	2011
Net cash provided by operating activities	$556	$454
Net cash used in investing activities	(442)	(113)
Less: Proceeds from sales of assets	(16)	(31)

Free cash flow	$98	$310

Ending cash and cash equivalents	$317	$311

The following table shows Net Income attributable to our common shareholder excluding Special Items for the fiscal year ended March 31, 2012 and 2011 (in millions).

	Year Ended March 31,
	2012	2011
Net Income	$63	$116
Special Items:
Loss on assets held for sale	111	—
Extinguishment of Debt	—	84
Restructuring charges	60	34
Tax effect on Special Items	(16)	(29)

Net Income, excluding Special Items	$218	$205